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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Outdoor Systems, Inc. of our report dated May 14, 1998, except for Notes 14 and 15 which are as of August 11, 1998, on our audit of the combined financial statements of Vendor, S.A. de C.V. and MM Billboard as of December 31, 1997 and for the year then ended appearing in Outdoor Systems, Inc.'s Current Report on Form 8-K dated July 16, 1998, as amended September 11, 1998. We also consent to the references to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers

Manual Garcia Brana
Public Accountant

Mexico City
December 7, 1998